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                                                               EXHIBIT 10(ag)






                              SETTLEMENT AGREEMENT

         This Settlement Agreement (this "AGREEMENT") is entered into this 29th day of March, 2002 (the "EXECUTION DATE"), by and among Response Oncology, Inc., a Tennessee corporation with its principal place of business at 1805 Moriah Woods Boulevard, Memphis, Tennessee 38117 ("RESPONSE"), Oncology & Hematology Consultants, PLLC, a Tennessee professional limited liability company with its principal place of business at 930 E. Emerald, Suite 720, Knoxville, Tennessee 37917 ("CANCER CARE" or the "PRACTICE") and the members of Cancer Care set forth on the signature page hereto (the "MEMBERS").

         WHEREAS, Response, Cancer Care and its then-members entered into a service agreement as of November 1, 1996 (the "SERVICE AGREEMENT"), pursuant to which, among other things, Response provides management and other services to Cancer Care in exchange for a service fee which includes reimbursement to Response for expenses of operating the Practice's clinics and percentages of the Practice's net operating income for base and ancillary services;

         WHEREAS, Response and Cancer Care have operated under the Service Agreement since its effective date, and various disputes have arisen between them with regard to Response's performance of its duties and the Practice's cooperation with Response, among others;

         WHEREAS, Response filed for protection under Chapter 11 of the United States Bankruptcy Code (the "BANKRUPTCY CODE") on March 29, 2001 (the "PETITION DATE"), resulting in a case captioned In re Response Oncology, Inc., No. 01-24607 DSK (the "BANKRUPTCY CASE") in the United States Bankruptcy Court for the Western District of Tennessee (the "BANKRUPTCY COURT");

         WHEREAS, the parties hereto desire to resolve all disputes between them and sever the relationship between Response, on the one hand, and Cancer Care and the Members, on the other hand, in an amicable manner, to avoid the expense and uncertainty of further litigation and to expedite the administration of the Bankruptcy Case; and

         WHEREAS, in furtherance of the foregoing, the parties have executed a letter of intent dated March 1, 2002 (the "LETTER OF INTENT") and desire to consummate the transactions contemplated thereby, all as more fully described herein.

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises hereinafter set forth, and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto promise and agree as follows:

         Each party hereto agrees and acknowledges that the recitals set forth above are incorporated by reference as if fully stated here.

1. PURCHASE AND SALE OF ASSETS. Subject to the terms and conditions set forth in this Agreement, including the conditions precedent set forth in Section 9 hereof, as of the

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Closing (as defined in Section 4 below), Response agrees to sell, convey, transfer, assign and deliver to Cancer Care, and Cancer Care agrees to purchase from Response, for the consideration set forth in Section 3 hereof, free and clear of all liens, claims and encumbrances, all or substantially all of the tangible personal property and leasehold improvements that Response holds which, pursuant to the Service Agreement, are used exclusively by, or made available for the exclusive use of, Cancer Care in connection with its medical practice, together with certain books, records, rights to certain prepayments and deposits, and leases, agreements and contracts of Response which are used or useful in connection with the operation of Cancer Care's medical practice, but excluding those items described in Section 1(b) below (collectively, the "PURCHASED ASSETS").

         (a) PURCHASED ASSETS. The Purchased Assets shall include the following:

             (i) TANGIBLE PERSONAL PROPERTY. All tangible personal property (subject to the excluded assets in subsection 1(b) below), including furniture, fixtures, equipment, and leasehold improvements and real property owned or leased by Response as of Closing (as defined below), and Response's interests in leased real property, which, pursuant to the Service Agreement, are used or held for use exclusively in the operation of Cancer Care's medical practice and which were acquired by Response exclusively to satisfy certain of its obligations under the Service Agreement (collectively, the "ACQUIRED ASSETS").

             (ii) CONTRACTS. Those leases, contracts and agreements to which Response is a party, which relate to the Acquired Assets and are set forth on
Schedule 1(a)(ii) hereto, including those listed maintenance agreements for the Acquired Assets, software license agreements for software used exclusively in connection with Cancer Care's medical practice, which are in existence as of Closing and which were entered into by Response solely to satisfy certain of its obligations under the Service Agreement, together with all rights of Response under such contracts, including rights to licensed software, and such other agreement(s) agreed to by the Parties and listed on the aforementioned schedule (collectively, the "ASSIGNED CONTRACTS"). As of the date hereof, neither Response nor Cancer Care is aware of any defaults or existing cure obligations under any of the Assigned Contracts, including but not limited to contracts or leases to which Cancer Care or any related person or entity is a party. To the extent any such obligations do exist, Cancer Care shall cure such obligations (and waive any alleged cures pertaining to 9330 PW Condominium, LLC) at or prior to the Closing if necessary to assign such Assigned Contracts.

             (iii) PREPAIDS. All rights of Response, as of Closing, to all prepayments, prepaid service contracts (to the extent such contracts are included in the Assigned Contracts) and all deposits paid by Response under the Assigned Contracts or with respect to goods or services provided to or on behalf of Cancer Care, which are described (or of the type described) on Response's balance sheet for Cancer Care's operations.

             (iv) RECORDS. All lists and records of Response pertaining to suppliers, vendors, personnel and patients doing business with, providing services to or receiving medical services or goods from Cancer Care, together with all other books, ledgers, and files of Response




                                       2
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of any kind and nature which relate exclusively to Cancer Care or Cancer Care's medical practice.

             (v) PRACTICE NAME. All rights of Response in and to the name "CANCER CARE OF EAST TENNESSEE," "ONCOLOGY & HEMATOLOGY CONSULTANTS, PLLC" and all variations thereof.

             (vi) ACCOUNTS RECEIVABLE. Any and all rights of Response in and to the accounts receivable of Cancer Care.

         (b) EXCLUDED ASSETS. The Purchased Assets shall exclude the items in Cancer Care's pharmaceutical inventory (including some but not all I.V. fluids) as of February 28, 2002 (the "INVENTORY"). The Inventory shall remain the property of Response and, in accordance with the Letter of Intent, has been or will be promptly returned to Response as soon as reasonably practicable after February 28, 2002. All supply inventory items (i.e. catheters, needles, gloves, gowns, reagents, etc.) will be purchased by Cancer Care at Closing. Accordingly, Response shall sell to Cancer Care, and Cancer Care shall purchase, as of the Closing, the aforementioned supply inventory items. The amount paid by Cancer Care at Closing will be the extended cost of such supply items on hand as of February 28, 2002, less any amount already paid by Cancer Care for these supply items.

         (c) TAX ALLOCATION. The parties hereto agree to allocate the purchase price for the Purchased Assets (as described in Section 3 below) among the Purchased Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation set forth on Schedule 1(c), attached hereto and incorporated by reference, and shall make all necessary filings (including those required under Internal Revenue Code Section 1060) in accordance with such allocation. In the event Schedule 1(c) is not prepared as of the Closing, Cancer Care shall prepare such Schedule after the Closing, subject to Response's reasonable consent, and such Schedule shall be appended to, and made a part of, this Agreement at that time.

2. TERMINATION OF SERVICE AGREEMENT AND SETTLEMENT OF ALL CLAIMS. For the consideration recited herein, in addition to purchasing the Purchased Assets, the parties agree that effective as of the Closing the Service Agreement shall terminate. In connection with the termination of the Service Agreement, the parties expressly acknowledge and agree that all obligations of the parties thereunder, including the non-competition and non-solicitation covenants of Cancer Care and the Members, and any obligations of Cancer Care and the Members with respect to the terms of the Members' employment agreements with Cancer Care, as otherwise set forth therein, shall terminate, in full, as of Closing, and shall be of no further legal force or effect. Response shall further release or cause to be released any and all liens, claims and encumbrances on any assets of Cancer Care and/or the Members, including Cancer Care's accounts receivable and proceeds paid to Cancer Care with respect thereto, which either secure Cancer Care's obligations to Response under the Service Agreement or which secure any obligations of Response.

3. PURCHASE PRICE AND PAYMENT TERMS.





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


         (a) PURCHASE PRICE / TERMINATION FEE. In consideration for the purchase and sale of the Purchased Assets, termination of the Service Agreement, and settlement of all Claims (as defined in Section 8(a) below) between Cancer Care and/or the Members on the one hand, and Response on the other, Cancer Care shall pay to Response, at the Closing, a sum of $1,000,000.00 plus an amount to be determined for supplies Cancer Care kept after February 28 and which it had not previously paid for, which total amount (less $25,000 to be placed in escrow pursuant to Section 3(c) below)) shall be sent by wire to AmSouth Bank, as Agent for senior secured lenders (the "BANKS").

         (b) SERVICE FEE AND CLINIC EXPENSES. In addition, Cancer Care shall pay Response a monthly fee of $64,000 for each of January and February 2002, and $32,000 for March 2002, all in lieu of the Percentage Portion of the Service Fee (as defined in the Service Agreement), provided that Cancer Care shall continue to reimburse Response for the Clinic Expense Portion of the Service Fee (as defined in the Service Agreement) paid by Response through the Closing.

         (c) ESCROW. If, as of Closing, the Final Reconciliation (as defined below) is not completed, then out of the cash proceeds payable to Response at Closing by Cancer Care, Response shall be obligated to place in escrow, with an escrow agent mutually acceptable to Response and Cancer Care, and Cancer Care shall separately deposit $25,000 in escrow with an escrow agent mutually acceptable to Cancer Care and Response. The monies so escrowed shall be retained in escrow after Closing pending completion of and agreement to the Final Reconciliation. If, as a result of the Final Reconciliation, Response shall be obligated to refund or pay monies to Cancer Care or Cancer Care shall be obligated to pay an additional amount to Response, then, upon written notice of such determination to the applicable escrow agent by either party, such escrow agent shall disburse, from the escrow created by the party obligated to make such payment, to the other party the amount such party is obligated to pay pursuant to subsection (d) below (or, shall disburse to the other party, all funds held in such escrow if less than the amount due). After such disbursement, the balance of the monies held in the paying party's escrow, if any, shall be disbursed to such party. Upon completion and agreement to the Final Reconciliation, the party not obligated to make a payment to the other party (the "NON-PAYING PARTY"), as set forth in subsection (d) below, shall be immediately entitled to all monies held in the Non-Paying Party's escrow account. Each of Response and Cancer Care shall be separately responsible for the fees and costs of the escrow agent for each party's escrow and all costs of creating, maintaining and terminating the same.

         (d) RECONCILIATION. As of the Closing, the parties shall conduct a final reconciliation (the "FINAL RECONCILIATION") as set forth below. If the information necessary to conduct the Final Reconciliation is not available as of the Closing, the parties shall conduct such Final Reconciliation as soon thereafter as is reasonably practicable, but not later than five (5) business days after the Closing, or such other time as is mutually agreeable to the parties. The Final Reconciliation shall be conducted as follows:

             (i) take the sum of all collections relating to practice revenues of Cancer Care or any other funds of Cancer Care which are transferred or paid to Response or deposited in, transferred or swept to any bank account of Response at any time during the period commencing January 1, 2002 and ending on the date of the Closing (the "RECONCILIATION PERIOD"); add




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


             (ii) the Clinic Expenses (as defined in the Service Agreement) accrued after the Petition Date, but which remained unpaid as of December 31, 2001; add

             (iii) all amounts paid by Cancer Care, and required by the Bankruptcy Court to be paid, as cures of any defaults or breaches under any Assigned Contracts; subtract

             (iv) the sum of any and all Clinic Expenses, Physician Expense (as defined in the Service Agreement) and any other expenses paid by Response on behalf of or for the benefit of Cancer Care, including without limitation, any capital expenses that are paid by Response during the Reconciliation Period; subtract

             (v) the monthly fee actually paid or due Response for all months during the Reconciliation Period, as described in Section 3(b) above; and subtract

             (vi) the amount by which the Inventory, between and including January 1, 2002 and February 28, 2002, has decreased.

         To the extent the reconciliation calculation described above yields a positive figure then such amount shall represent an overpayment by Cancer Care to Response and Response shall remit to Cancer Care an amount equal thereto within three (3) business days. However, if the reconciliation calculation described above yields a negative figure then such amount shall represent Cancer Care's underpayment to Response and Cancer Care shall remit to Response a payment in an amount equal thereto within three (3) business days provided, that all amounts payable to Response which arise out of the Final Reconciliation shall be directly wired to AmSouth Bank, as Agent for the Banks, by Cancer Care or its escrow agent as the case may be. To the extent the result of the reconciliation calculation is zero, no payments shall be due. If, after all disbursements from the escrow accounts described above additional amounts are owed by one party to the other, such party shall be obligated to pay the remaining balance, if any, to the other party (or, in the case of payments to Response, shall be paid by Cancer Care by wire to AmSouth, as Agent for the Banks) within three (3) business days following completion of the Final Reconciliation.

         The parties acknowledge and agree that the Final Reconciliation is being calculated on a cash basis (except in Subsection 3(d)(ii) above) and that for purposes of calculating the Final Reconciliation, the various components of the foregoing calculation will be calculated on a cash basis (instead of the accrual method of accounting provided in the Service Agreement). In addition, the parties agree that for the purposes of the foregoing calculation, Clinic Expenses (as defined in the Service Agreement), Physician Expenses (as defined in the Service Agreement) and capital expenditures will be deemed paid once a check is processed and mailed by Response (or wire transfer is sent) relating to such expenses and such expenses will continue to be the responsibility of Response after the Closing if such expenses are included in the Final Reconciliation.

         (e) DISPUTE RESOLUTION. If the parties cannot agree upon the Final Reconciliation within five (5) business days after the Closing, or such other time as is mutually agreeable to the parties, then Response's designated accountant and Cancer Care's designated accountant shall




                                       5
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each designate an independent accountant and the two independent accountants so designated shall select a third independent accountant; the final determination of the items in dispute shall be made by a majority decision of the three independent accountants so selected. The three accountants selected shall each be a certified public accountant, who has not (and whose firm has not) previously been engaged by either party or any affiliates thereof, unless agreed by both parties. In the absence of missing or undisclosed relevant financial information, the decision of the three independent accountants will be final and binding, subject to limited review by the Bankruptcy Court, if applicable, with respect to the absence of financial information described above. The expense of the outside independent accountants' review shall be split equally by the parties. Only the items that are in dispute shall be subject to evaluation and determination by the three independent accountants. Once the items in dispute have been so resolved, the parties shall promptly agree upon the Final Reconciliation, consistent with the party's agreement as to the undisputed items, and the decision of the three independent accountants on the disputed items.

         (f) ASSUMPTION OF LIABILITIES. As of the Closing Date, Cancer Care shall assume all outstanding liabilities related to the Practice or the Purchased Assets, including any and all liabilities of Response relating to the Practice and all Practice expenses going-forward, including without limitation Clinic Expenses, Physician Expenses and any other related or similar practice expenses but excluding any liabilities otherwise assumed by Response in this Agreement and liabilities for Inventory.

4. CLOSING. The Closing of the transactions contemplated hereby, including without limitation, the purchase and sale of the Purchased Assets and the termination of the Service Agreement (the "CLOSING"), shall take place on the eleventh (11th) day following entry by the Bankruptcy Court of an order approving this Agreement and the relief requested herein, or the first (1st) business day after such eleventh (11th) day, if not a business day, or if such approval is appealed, on the first (1st) business day following the final dismissal of such appeal (the "CLOSING DATE"). The Closing shall take place at such place and at such time on the Closing Date as Response and Cancer Care shall mutually agree. If the Bankruptcy Court does not approve this Agreement substantially in accordance with its terms, or affirmatively rejects this Agreement, then this Agreement shall automatically terminate upon the occurrence of such event, unless otherwise agreed by Cancer Care and Response in writing. Further, if the Closing has not occurred by May 15, 2002 (or by such later date(s), if any, agreed to, in writing, by Response and Cancer Care), this Agreement shall automatically terminate; provided, that, neither Response nor Cancer Care shall be permitted to so terminate this Agreement if the failure to close the transactions contemplated herein arises from a breach by such party of the terms of this Agreement or otherwise results from any willful action or inaction of such party designed to delay the approval of this Agreement.

         (a) RESPONSE DELIVERABLES. At the Closing, Response shall execute and deliver, or cause to be delivered, to Cancer Care (unless otherwise indicated) the following instruments, documents and amounts, against execution and delivery of the items specified in Section 4(b) hereof:

             (i) A certified copy of an Order of the Bankruptcy Court approving this Agreement;




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             (ii) All amounts payable to Cancer Care in accordance with
Section 3 hereof, by wire transfer or payment in immediately available funds.

             (iii) Delivery of the Response escrow amount described in Section 3(c) hereof to the applicable escrow agent.

             (iv) Such assignment documents and/or Order(s) from the Bankruptcy Court authorizing the assignment and assumption of the Assigned Contracts.

             (v) A bill of sale and/or assignment instrument(s) conveying title to any other Purchased Assets to be transferred hereunder not already conveyed by the deliverables described in subsections 4(a)(1) and (2) above, free and clear of liens and encumbrances.

             (vi) Corporate resolutions authorizing the transaction provided for herein.

             (vii) All other documents reasonably requested by Cancer Care to accomplish the transactions hereunder.

         (b) CANCER CARE DELIVERABLES. At the Closing, Cancer Care shall execute and deliver, or cause to be delivered, to Response (unless otherwise indicated) the following instruments and documents against execution and delivery of the items specified in Section 4(a) hereof:

             (i) All amounts payable to Response in accordance with Section 3 hereof, by wire transfer or payment in immediately available funds.

             (ii) Delivery of the Cancer Care escrow amount described in Section 3(c) hereof to the applicable escrow agent.

             (iii) Such assignment documents authorizing the assignment and assumption of the Assigned Contracts.

             (iv) Consents from members authorizing the transaction provided for herein.

             (v) All other documents reasonably requested by Response to accomplish the transactions hereunder.

5. REPRESENTATIONS AND WARRANTIES OF RESPONSE. Response represents and warrants to Cancer Care that, except as set forth on the Disclosure Schedule attached hereto as Schedule 5.0 and incorporated herein by reference (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply):

         (a) ORGANIZATION, QUALIFICATION, AND POWER OF RESPONSE. Response is a duly organized and validly existing corporation under the laws of the State of Tennessee.

         (b) VALIDITY. Response has the full legal power and authority to execute, deliver and perform the Agreement and all other agreements and documents necessary to consummate the



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contemplated transactions and all actions of Response necessary for such execution, delivery and performance have been or will have been duly taken by Closing. The Agreement and all agreements related to this transaction have been duly executed and delivered by Response and constitute the legal, valid and binding obligation of Response enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Response in connection with the transactions contemplated by the Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Response, enforceable in accordance with its respective terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Other than approval by the Bankruptcy Court, the execution and delivery by Response of the Agreement and the performance of its obligations under the Agreement, including the sale and delivery of the Purchased Assets (including the assignment of the Assigned Contracts) do not require any action or consent of any party other than Response pursuant to any contract, agreement or other understanding of Response or pursuant to any order or decree to which Response is a party or to which any of Response's properties or assets are subject, and, will not violate any provision of law, the Articles of Incorporation or Bylaws of Response, any of the Assigned Contracts, any order of any court or other agency of the government, or any indenture, agreement or other instrument to which Response or any of its properties or assets are bound or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any of the Assigned Contracts or any such indenture, agreement or other instrument or result in the creation or imposition of any lien, claim encumbered by any nature whatsoever upon any of the Purchased Assets.

         (c) ASSETS FREE AND CLEAR. As of Closing, the Purchased Assets, pursuant to an order of the Bankruptcy Court, will be deemed free and clear of any lien, claim or encumbrance of any kind whatsoever.

         (d) ASSIGNED CONTRACTS. Each of the Assigned Contracts is a valid and existing contract or agreement, and as of Closing, pursuant to an order of the Bankruptcy Court, the Assigned Contracts will be deemed free of default.

         (e) TRANSFERRED EMPLOYEES. Set forth on Schedule 5(e) hereto is a list of all Transferred Employees, their respective titles and severance compensation, if any, status as either full-time or part-time employees and the aggregate accrued, but unused vacation time to which each of the Transferred Employees is entitled as of the date of this Agreement (and the rate by which additional paid vacation leave will accrue after the date of this Agreement).

         (f) FEES AND COMMISSIONS. Response has not agreed to pay or become liable to pay any broker's, finder's, or originator's fees or commissions by reason of services alleged to have been rendered for, or at the instance of, it in connection with this Agreement or the transactions contemplated hereby.

         (g) USE OF CASH COLLATERAL. Response will have the full right and ability under all relevant court orders, including all cash collateral orders, to fund the payroll of




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             Cancer Care' non-physician employees and Response employees at
             Cancer Care through Closing.

         (h) DISCLOSURE. No representation or warranty by Response in this Agreement, and no exhibit, schedule, or certificate furnished or to be furnished by Response pursuant hereto, (I) contains any untrue statement of a material fact, or (II) omits to state a fact required to be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

6. REPRESENTATIONS AND WARRANTIES OF CANCER CARE. Cancer Care represents and warrants to Response that except as set forth on the Disclosure Schedule attached hereto as Schedule 6.0, and incorporated by reference (which Disclosure Schedule makes explicit reference to the particular representation or warranty as to which exception is taken, which in each case shall constitute the sole representation and warranty as to which such exception shall apply):

         (a) ORGANIZATION, QUALIFICATION, AND CORPORATE POWER OF CANCER CARE. Cancer Care is (1) a duly organized and validly existing professional limited liability company under the laws of the State of Tennessee; and (2) qualified to do business and is in good standing in Tennessee.

         (b) VALIDITY. Each of Cancer Care and the Members has the full legal power and authority to execute, deliver and perform the Agreement and all other agreements and documents necessary to consummate the contemplated transactions and all corporate actions of Cancer Care necessary for such execution, delivery and performance have been or will have been duly taken by Closing. The Agreement and all agreements related to this transaction have been duly executed and delivered by each of Cancer Care and the Members, to the extent parties thereto, and constitute the legal, valid and binding obligation of Cancer Care and/or the Members, as the case may be, enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally). Any other agreement contemplated to be entered into by Cancer Care in connection with the transactions contemplated by the Agreement, when executed and delivered, will constitute the legal, valid and binding obligation of Cancer Care, enforceable in accordance with its respective terms (subject as to enforcement of remedies to the discretion of courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally).

         (c) FEES AND COMMISSIONS. Neither Cancer Care or the Members has agreed to pay or become liable to pay any broker's, finder's, or originator's fees or commissions by reason of services alleged to have been rendered for, or at the instance of, Cancer Care and/or the Members in connection with this Agreement and the transactions contemplated hereby.

         (d) OTHER APPROVALS. All consents, approvals, qualifications, orders, or authorizations of, or filings with, any governmental authority, including any court or other third party, required in connection with Cancer Care's valid execution, delivery, or performance of




                                       9
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this Agreement, or the consummation of any transaction contemplated by this
Agreement, shall have been duly made and obtained and shall be effective on and as of the Closing Date.

         (e) DISCLOSURE. No representation or warranty by Cancer Care and/or the Members in this Agreement, and no exhibit, schedule, or certificate furnished or to be furnished by Cancer Care and/or the Members pursuant hereto, (I) contains any untrue statement of a material fact or (II) omits to state a fact required to be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading.

7.       PRE-CLOSING COVENANTS.

         (a) MUTUAL COVENANTS.

             (i) APPROVAL OF SETTLEMENT AGREEMENT BY BANKRUPTCY COURT. As soon as reasonably practicable after execution of this Agreement, the parties hereto agree to submit this Agreement to the Bankruptcy Court under Rule 9019 of the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES"), and Sections 105, 363 and 365 of the Bankruptcy Code and to take all actions reasonably necessary to obtain Bankruptcy Court approval of this Agreement and the relief contemplated herein.

             (ii) MANAGEMENT OF MEDICAL PRACTICE. From the date hereof through the Closing, the Parties shall continue to perform their obligations under the Service Agreement in the ordinary course (except as otherwise contemplated by this Agreement and the Letter of Intent, including Cancer Care's purchase and acquisition of the Practice's pharmaceuticals after February 28, 2002) and shall refrain from entering into or consummating any transactions or engaging in any activities out of the ordinary course of business (to the extent such transactions or activities relate to the Service Agreement and/or Cancer Care's medical practice) without the prior written consent of the affected party.

         (b) RESPONSE COVENANTS. Without limiting the foregoing, Response expressly agrees that, without the prior written consent of Cancer Care, until Closing (or, if sooner, until termination of this Agreement), Response shall not:

             (i) advance additional monies to or on behalf of Cancer Care out of the ordinary course of business, as established by past practice;

             (ii) pledge or encumber any of the Purchased Assets or incur any indebtedness or obligations which are or will be secured by a lien on any of the Purchased Assets or on any assets of Cancer Care, other than property that is already pledged or encumbered;

             (iii) sell, transfer or dispose of any of the Purchased Assets without the prior written consent of Cancer Care, except for the sale, transfer or disposal of pharmacy and laboratory supplies and inventory sold or consumed in the ordinary course, consistent with past practices, and in accordance with the terms of the Service Agreement; or




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

             (iv) execute, after the date of this Agreement, any new contracts, leases or agreements with respect to Cancer Care's medical practice or renew, extend, amend, modify, sign or pledge any existing contracts, leases and agreements included with the Assigned Contracts (or which, if in existence as of Closing, would be within the Assigned Contracts), other than the pledge of contracts, leases and agreements already pledged or collateralized.

         In addition, Response agrees to use its reasonable efforts to maintain all contractual arrangements with respect to Cancer Care's medical practice in effect as of February 28, 2002, and shall maintain all insurance obtained or maintained with respect to any assets or property used or held for use exclusively in Cancer Care's medical practice, to the extent in place as of February 28, 2002. Response also agrees to direct or instruct its employees rendering services on Response's behalf at Cancer Care's facility or facilities, to abide by the instructions and directions of the Members with respect to the billing of services rendered by Cancer Care and the collection of fees for services rendered and goods sold; provided, that, such instructions or directions do not violate the provisions of Section 7(c) below.

         (c) CANCER CARE'S COVENANTS. Without limiting any other covenants set forth herein, Cancer Care and Members expressly agree that, without the prior written consent of Response, until Closing (or, if sooner, until termination of this Agreement), Cancer Care and the Members shall not:

             (i) fail to remit payments of any components of the Service Fee to Response consistent with past practices and the terms of the Service Agreement (except as otherwise provided for herein) and deposit/deliver all cash amounts required by the Service Agreement;

             (ii) alter their ordinary course, historical pattern of conduct in collecting and attempting to collect accounts receivable (unless such different conduct is intended to result in an overall increase in collections of outstanding accounts receivables);

             (iii) alter their ordinary course, historical pattern of conduct in billing for services rendered (including but not limited to physician and ancillary services);

             (iv) materially increase or alter the historical patterns of the pharmaceuticals and supplies which they request Response to purchase (and shall not request or purchase extraordinary or unusual amounts of pharmaceuticals, whether or not supported by any historical pattern, without Response's prior consent);

             (v) alter their ordinary course, historical pattern of conduct in hours of work or in treating patients (including but not limited to the number, type and financial ability of patients, and use of ancillary services); or

             (vi) approve, implement or make any capital expenditure without the written approval of Response.

8.       OTHER AGREEMENTS.

         (a) MUTUAL RELEASES.

             (i) RESPONSE RELEASE. Upon and following Closing, Response, on behalf of itself and its successors and assigns, and on behalf of any person claiming by or through Response, does hereby forever and absolutely release and discharge Cancer Care, the Members and each of Cancer Care's and the Members' directors, officers, shareholders, representatives, employees, agents, attorneys, parents, subsidiaries and other affiliated entities (collectively, the "CANCER CARE AFFILIATES") from any and all claims, demands, losses, damages, causes of actions or liabilities of any kind or nature, whether known or unknown, fixed or contingent, filed, unfiled or scheduled (collectively, the "CLAIMS"), that Response now has or may have ever had from the beginning of the world to Closing against Cancer Care, the Members or any Cancer Care Affiliates, excluding only those Claims which Response may have against Cancer Care or the Members arising out of or attributable to a breach of any provisions of this Agreement.

             (ii) CANCER CARE AND MEMBERS' RELEASES. Upon and following Closing, Cancer Care and the Members, both individually and in such Members' capacities as officers or directors of Cancer Care, on behalf of each of such party, each such party's successors and assigns, and on behalf of any person claiming by or through each such party, does hereby forever and absolutely release and discharge Response and each of Response's directors, officers, shareholders, representatives, employees, agents, attorneys, parents, subsidiaries and other affiliated entities (collectively, the "RESPONSE AFFILIATES") from any and all Claims that Cancer Care or the Members now has or may have ever had from the beginning of the world to Closing against Response or any Response Affiliates, including without limitation any and all Claims by, on behalf of or relating to 9330 PW Condominium LLC but excluding only those Claims which Cancer Care or the Members may have against Response arising out of or attributable to a breach of any provisions of this Agreement. Drs. Antonucci, Kerns and McCormack shall further release any and all of their Claims against Response arising out of or in connection with the promissory notes issued by Response in connection with execution of the Service Agreement on or about November 1996, excluding only those Claims which Cancer Care or the Members may have against Response arising out of or attributable to a breach of any provisions of this Agreement.

             (iii) DISMISSAL OF SUITS. At Closing, each of Cancer Care and the Members, individually, and Response, to the extent applicable, shall dismiss with prejudice all claims and/or contested matters, suits or other actions that any such party has brought as of Closing, or which could have brought as of Closing or can bring at or prior to Closing against any such other party (or against any Cancer Care Affiliates or Response Affiliates, as the case may be). As of the Closing, Response shall release all liens on the accounts receivable of Cancer Care. No additional payments other than those expressly provided herein shall be paid for such releases or suit dismissals.

         (b) EMPLOYEES. As of Closing, Response shall transfer the employment of all of its personnel who physically provide services to Cancer Care, on behalf of Response, in accordance with the Service Agreement, at Cancer Care's medical facilities in Eastern Tennessee (individually, a "TRANSFERRED EMPLOYEE" and, collectively, the "TRANSFERRED EMPLOYEES"). Cancer Care and the Members acknowledge that it is their present expectation to employ all or substantially all of the Transferred Employees, however, Response acknowledges that Cancer Care shall have no obligation to hire any specific Transferred Employee.

         Cancer Care and the Members agree to use their reasonable efforts to cause all of the Transferred Employees whom Cancer Care offers to employ after Closing to waive any claims that such employees have or may have against Response for severance benefits or otherwise. Cancer Care agrees to assume, with respect to all of the Transferred Employees employed by Cancer Care after Closing, all of such Transferred Employee's unused, paid vacation leave (as of Closing) accrued while employed by Response.

         (c) TERMINATION OF NON-COMPETE. As of Closing, all non-compete and non-solicitation obligations and covenants of Cancer Care, the Members and the Transferred Employees hired by Cancer Care after Closing shall be terminated and be of no further legal force or effect.

9.       CONDITIONS TO CLOSING.

         (a) CONDITIONS PRECEDENT TO OBLIGATIONS OF RESPONSE. Response's obligation to consummate the purchase of the Purchased Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below (unless explicitly waived by Response):

             (i) The Bankruptcy Court shall have approved this Agreement and the relief contemplated herein.

             (ii) Each and every representation and warranty made by Cancer Care and the Members is true in all material respects when made and is true as of the Closing Date in all material respects as if originally made on the Closing Date.

             (iii) All material obligations of Cancer Care and the Members to be performed between the Execution Date and the Closing Date have been performed.

             (iv) All documents, instruments and amounts required to have been delivered by Cancer Care and/or the Members pursuant to Section 4(b) hereof, and all actions required to have been taken by Cancer Care and/or the Members, shall have been delivered or taken (unless otherwise waived by Response) as applicable, including without limitation payment of the consideration described in Section 3 hereof and delivery of all releases.

             (v) No suit or proceeding shall be pending by any governmental agency on any grounds, to restrain, enjoin or hinder the transactions contemplated under this Agreement.

             (vi) All corporate and other proceedings to be undertaken by Cancer Care and the Members in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Response and its counsel, and Response and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

(b) CONDITIONS PRECEDENT TO OBLIGATIONS OF CANCER CARE. Cancer Care's obligation to consummate the purchase of the Purchased Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below (unless explicitly waived by Cancer Care):

             (i) The Bankruptcy Court shall have approved this Agreement and the relief contemplated herein.

             (ii) Each and every representation and warranty made by Response is true in all material respects when made and is true as of the Closing Date in all material respects as if originally made on the Closing Date.

             (iii) All material obligations of Response to be performed between the Execution Date and the Closing Date have been performed.

             (iv) All documents, instruments and amounts required to have been delivered by Response pursuant to Section 4(a) hereof, and all actions required to have been taken by Response, shall have been delivered or taken (unless otherwise waived by Cancer Care) as applicable.

             (v) No suit or proceeding shall be pending by any governmental agency on any grounds, to restrain, enjoin or hinder the transactions contemplated under this Agreement.

             (vi) All corporate and other proceedings to be undertaken by Response in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Cancer Care and its counsel, and Cancer Care and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

10.      ACCESS TO RECORDS.

         (a) CANCER CARE ACCESS. At all times following the execution date hereof and up to Closing, in furtherance of Cancer Care's acquisition of the Purchased Assets and the termination of the Service Agreement, Response agrees to provide Cancer Care, and its legal, accounting and financial representatives, access to and, if requested, copies of such of Response's books, records, documents and information, including contracts, leases and agreements, to the extent they relate to the Purchased Assets or Cancer Care's medical practice, as Cancer Care may reasonably request, from time-to-time. All costs incurred in connection therewith by Cancer Care or any of its representatives, shall be borne solely by Cancer Care.

         (b) RESPONSE ACCESS. After Closing, Response (or its successor) and its legal, accounting and financial representatives shall have such reasonable access to and, if requested, copies of all records within Cancer Care's or the Members' control or possession as is reasonably required for purposes of the administration of its bankruptcy estate, or as otherwise reasonably needed, subject to applicable laws or the provisions of any agreement to which Cancer Care is subject to, including laws restricting access to confidential patient information.

All costs incurred in connection therewith by Response or any of its representatives shall be borne solely by Response.

11. CONFIDENTIALITY. The parties hereto have received and hereafter may receive various financial and other information concerning the activities, business, assets, and properties of the other parties hereto. The parties agree that (a) all such information thus received by a party hereto shall not at any time, or in any way or manner, be utilized by such party for its respective advantage or disclosed by it to others for any purpose whatsoever; and (b) the parties shall take all reasonable measures to assure that no employee or agent under its respective control shall at any time improperly use or disclose any information described in this Section. This Section shall not apply to (I) any such information that was known or available to a party prior to its disclosure to such party in accordance with this Section or was, is, or becomes generally available to the public other than by disclosure by the party or any of its respective employees or agents in violation of this Section; (II) any disclosure that such party makes to any regulatory agency pursuant to that party's obligations of disclosure to such agency; (III) any disclosure that is necessary or appropriate in obtaining any consent or approval required for the consummation of the transactions contemplated by this Agreement; or (IV) any disclosure required by or necessary or appropriate in connection with legal proceedings. In the event this Agreement is terminated prior to the Closing, the Parties agree that they shall promptly return to the originating party the confidential information of the other.

12.      TERMINATION.

         (a) This Agreement may, by notice given prior to or at the Closing, be terminated:

             (i) by Cancer Care, if a material breach of this Agreement has been committed by Response and such breach has not been expressly waived by Cancer Care in writing and has not been cured by the earlier of (A) ten (10) days after written notice of such breach has been provided to Response, or (B) the Closing Date;

             (ii) by Response, if a material breach of this Agreement has been committed by Cancer Care and such breach has not been expressly waived by Response in writing and has not been cured by the earlier of (A) ten (10) days after written notice of such breach has been provided to Cancer Care, or (B) the Closing Date;

             (iii) by Cancer Care if any of the conditions in Section 9(b) have not been satisfied as of the Closing Date or if satisfaction of such condition is or becomes impossible (other than through failure of Cancer Care to comply with its obligations under this Agreement) and Cancer Care has not expressly waived such condition in writing on or before the Closing Date;

             (iv) by Response, if any of the conditions in Section 9(a) have not been satisfied as of the Closing Date or satisfaction of such condition is or becomes impossible (other than through failure of Response to comply with its obligations under this Agreement) and Response has not expressly waived such condition in writing on or before the Closing Date; or

             (v) by written mutual consent of Response and Cancer Care.

         (b) Termination of this Agreement shall be without prejudice to any other right or remedy of either of the Parties hereto. The parties agree that except as modified by this Agreement and the Letter of Intent, the Service Agreement shall remain in effect until the Closing of the transactions contemplated hereby. In the event the transactions contemplated herein are not approved by the Bankruptcy Court or this Agreement is terminated for any reason, the Service Agreement shall continue in full force and effect, retroactive to January 1, 2002.

13.      MISCELLANEOUS.

         (a) COSTS. Each party will be responsible for its own legal, accounting and other expenses incurred in connection with this Agreement and the transactions contemplated herein.

         (b) INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding of the parties in respect of the subject matter hereof and supersedes and replaces all prior understandings and agreements of the parties, oral or written, in respect of the subject matter of the Agreement, including the Letter of Intent. The provisions of this Agreement may be amended, supplemented, waived, or changed only by a writing signed by the party against whom enforcement of any such amendment, supplement, waiver, or modification is sought and making specific reference to this Agreement.

         (c) ASSIGNMENT. Neither party may assign its rights and/or delegate its obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.

         (d) NOTICES. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including facsimile and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated (to be followed by hard copy by overnight delivery), or mailed by registered or certified mail (postage prepaid), return receipt requested, addressed to such address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, and (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed. All notices in respect of this Agreement shall be provided to each of the following individuals or entities:

         If to Response:

         Response Oncology, Inc.
         1805 Moriah Woods Boulevard
         Memphis, Tennessee 38117
         Attn: Anthony LaMacchia

         Facsimile: 901-763-7045

         with a copy to:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.

         1333 New Hampshire Avenue, N.W.
         Washington, D.C. 20036
         Attn: James A. Barker, Jr.

         Facsimile:  202-887-4288

         If to Cancer Care:

         Oncology & Hematology Consultants, PLLC
         930 East Emerald, Suite 720
         Knoxville, Tennessee 37917-4561

         Attn: Richard A. Antonucci, M.D., President

         Facsimile:

         with a copy to:

         Maurice Guinn
         Gentry, Tipton, Kizer & McLemore, P.C.
         P.O. Box 1990
         Knoxville, Tennessee 37901-1990
         Facsimile: 865-523-7315

         and

         Edward Summers
         Haynes, Meeks, Summers & Ruble
         P.O. Box 1108
         Knoxville, Tennessee 37901-1108
         Facsimile: 865-546-8731

         If to the Banks:

         AmSouth Bank, as Agent for the Banks
         Special Assets Department
         315 Deaderick Street, 8th Floor
         Nashville, Tennessee 37237
         Attention: John E. Adcox, Jr.
         Facsimile: 615-736-6633

         with a copy to:

         Waller, Lansden, Dortch & Davis, PLLC
         Nashville City Center
         511 Union Street, Suite 2100
         Nashville, Tennessee 37219

         Attention: Robert A. Guy, Esq.
         Facsimile:  615-244-6804

         (e) SEVERABILITY. If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall (to the extent such omission will not materially alter the remaining terms of this Agreement) be inapplicable and deemed omitted to the extent so contrary, prohibited, or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

         (f) WAIVER. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the rights of such party to require performance of that provision or to exercise any right, power, or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of the provision itself, or a waiver of any right, power, or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

         (g) THIRD PARTY BENEFICIARIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties hereto and their respective legal representatives, successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

         (h) EXCLUSIVE REMEDIES. No remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power, or remedy hereunder shall preclude any other or further exercise thereof.

         (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. Any and all disputes that may arise with respect to this Settlement Agreement excluding disputes concerning the computation of the Final Reconciliation, which disputes are to be resolved in accordance with Section 3(e) above shall be adjudicated by the Bankruptcy Court to the extent that its jurisdiction permits, and neither party shall object to the jurisdiction of the Bankruptcy Court to hear such disputes or to its jurisdiction over their person.

         (j) NO SURVIVAL. The representations and warranties of the parties shall not survive beyond the completion of and agreement to the Final Reconciliation.

         (k) FURTHER ASSURANCES. In addition to the actions, documents, and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, the parties hereto shall execute, acknowledge, and deliver such other assignments, transfers, consents, and other documents and instruments and take such other actions as any other party, or their counsel, may reasonably request in order to complete and perfect the transactions contemplated by this Agreement.

         (l) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         (m) HEADINGS. The use in this Agreement of paragraph headings is for convenience only and is not intended to limit or enlarge the rights of any party.

         (n) SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assign, including, but not limited to any trustee appointed in the Chapter 11 Bankruptcy Case of Response or in any Chapter 7 case to which the Chapter 11 Bankruptcy Case of Response may be converted. The terms of this Agreement shall survive and may not be modified in any way by confirmation of a Chapter 11 plan of reorganization in the bankruptcy case of Response, regardless of who the proponent of such plan(s) may be.

                             Signature Page Follows

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                        RESPONSE ONCOLOGY, INC.

                                        By: /s/ Anthony LaMacchia
                                           ------------------------------------
                                        Name: Anthony LaMacchia
                                        Title: President & CEO


                                        ONCOLOGY & HEMATOLOGY CONSULTANTS, PLLC


                                        By: /s/ Richard A. Antonucci, M.D.
                                           -------------------------------------
                                        Name: Richard A. Antonucci, M.D.
                                        Title: Managing Partner


                                     MEMBERS

                                         /s/ Richard A. Antonucci, M.D.
                                        ----------------------------------------
                                        Name: Richard A. Antonucci, M.D.


                                         /s/ Ross E. Kerns, M.D.
                                        ----------------------------------------
                                        Name: Ross E. Kerns, M.D.


                                         /s/ Greg W. McCormack, M.D.
                                        ----------------------------------------
                                        Name: Greg W. McCormack, M.D.